COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, SMALL CAP PORTFOLIO
AND THE RUSSELL 2000 INDEX

EXHIBIT A:

                               DREYFUS VARIABLE
                               INVESTMENT FUND,
 PERIOD     RUSSELL 2000           SMALL CAP
              INDEX *              PORTFOLIO

8/31/90        10,000                 10,000
12/31/90        9,569                 10,210
12/31/91       13,976                 26,519
12/31/92       16,548                 45,422
12/31/93       19,676                 76,451
12/31/94       19,319                 82,376
12/31/95       24,828                106,579
12/31/96       28,923                124,263
12/31/97       35,392                145,074
12/31/98       34,490                140,081


* Source: Lipper Analytical Services, Inc.